Exhibit

Consent of Registered Independent Auditors

Board of Directors
EarthSearch Communications, Inc. Atlanta, Georgia

We hereby consent to the incorporation by reference in this Form 8-K to our report dated February 26, 2010 (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern) of EarthSearch Communications, Inc. for the years ended December 31, 2009 and 2008 and to all references to our firm included in this Form 8-K.

KBL, LLP
KBL, LLP
Certified Public Accountants and Advisors April 8, 2010

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